EXHIBIT 10.20

Director Compensation Plan

In accordance with the Potbelly Corporation 2013 Long-Term Incentive Plan (the “Plan”), each non-employee Director of Potbelly Corporation (the “Company”) and Potbelly Illinois, Inc. is eligible to receive compensation for services rendered. Each non-employee/non-investor Director who is a member of the Board of Directors as of the end of the Annual Meeting of the Stockholders (the “Annual Meeting”) is eligible to receive $80,000 in annual compensation, and each non-employee/investor Director who is a member of the Board of Directors as of the Annual Meeting is eligible to receive $40,000 in annual compensation.

Each non-employee/non-investor Director may elect between the following forms of payment for his or her annual compensation:

1.	The non-employee/non-investor Director receives unrestricted shares of Common Stock (as defined in the Plan) (the “Shares”) having a grant date Fair Market Value of $80,000 (with a grant date on or before the end of the second fiscal quarter); or

2.	The non-employee/non-investor Director receives:

a.	$40,000 in cash (half of which will be paid on before the end of the second fiscal quarter and half of which will be paid on or before the end of the fiscal year); plus

b.	Shares having a grant date Fair Market Value of $40,000 (with a grant date on or before the end of the second fiscal quarter).

If any non-employee/non-investor Director fails to make an election prior to the end of the first fiscal quarter, such Director will be deemed to have elected to receive $40,000 in cash plus Shares having a grant date Fair Market Value of $40,000.

If any non-employee/non-investor Director joins the Board of Directors of the Company and/or Potbelly Illinois, Inc. after the Annual Meeting of the Stockholders (the “Annual Meeting”), such Director’s compensation shall be pro-rated accordingly and paid prior to the next Annual Meeting.

Each non-employee/investor Director is eligible to receive his or her annual compensation as Shares having a grant date Fair Market Value of $40,000 (with a grant date on or before the end of the second fiscal quarter).